Exhibit 10.2

AMENDMENT NO. 1

This AMENDMENT NO. 1 (the “Amendment”) to the Employment Agreement (the “Agreement”) dated as of May 13, 2009 by and between SRA International, Inc. (“SRA”) and Richard J. Nadeau (the “Employee”) is made as of this 23rd day of March, 2011.

WITNESSETH

WHEREAS, SRA and the Employee desire to amend the Agreement on the terms set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. A new Section 5(f) is hereby added as follows:

“(f) If the Employee’s employment with SRA should terminate under Section 4(b) above or if the Employee’s employment with SRA should terminate for CIC Good Reason (as defined below) and, in either case, such termination occurs during the period commencing on the first date on which a Change in Control occurs during the term of this Agreement and ending on the second anniversary thereof, then if the Employee complies with Section 5(c):

(i) The Employee shall receive all of the benefits described in Section 5(b) above at the times and in the manner stated therein;

(ii) The Employee shall receive on the Release Payment Date a cash lump sum in an amount equal to the Employee’s Target Bonus (as defined below);

(iii) The Employee shall receive on the Release Payment Date a cash lump sum in an amount equal to a pro-rata portion of the Employee’s Target Bonus for the fiscal year in which the Employee’s termination occurs (determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by SRA and the denominator of which is 365) (the “Pro Rata Bonus”); provided that if such termination occurs before January 1, 2012, the Employee will receive an amount equal to the greater of (i) the Employee’s Pro Rata Bonus or (ii) the amount by which the Employee’s target bonus for the fiscal year ending June 30, 2011 exceeds the annual bonus actually paid to the Employee for the fiscal year ending June 30, 2011. For the sake of clarity, if the Employee has not actually been paid an annual bonus for the fiscal year ending June 30, 2011 at the time of such termination, the applicable amount paid to the Employee for the fiscal year ending June 30, 2011 for purposes of calculating the amount under clause (ii) shall be $0, but the Employee shall not be entitled to subsequently receive a bonus payment for the fiscal year ending June 30, 2011.

(iv) SRA shall provide the Employee with up to $25,000 annually of outplacement services during the two-year period following the Termination Date through and at the facilities of a reputable and experienced vendor selected by the Employee; and

(v) All outstanding equity-based awards granted to the Employee shall be fully vested and earned, and any outstanding option, stock appreciation right, and other outstanding award in the nature of a right that may be exercised that was granted to the Employee and that was not previously exercisable and vested shall become fully exercisable and vested, and each such right (whether or not previously vested) held by the Employee as of the Termination Date shall remain exercisable in accordance with the applicable terms of such right, but in any event until the earlier of the expiration of its original term and the six month anniversary of the Employee’s Termination Date. Payment in respect of the underlying awards hereof shall be made in the form of the equity security to which such awards relate if such securities are then admitted for trading on a national securities exchange or are then admitted for quotation on a national quotation system; provided that SRA may instead elect to settle such awards in cash. If such securities are not so admitted, payment in respect of the underlying awards described in this subparagraph shall be made in cash based on the fair market value of the securities (as determined by the board of directors of the issuer of such shares in good faith) to which such awards relate.

If the Employee’s employment is terminated at the time and in the manner as contemplated by this Section 5(f), SRA shall continue to pay the Employee’s annual salary (without giving effect to any reductions in such annual salary implemented without the Employee’s consent) during the pendency of a dispute over his termination. Amounts paid under this Section 5(f) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

For purposes of this Section 5(f), “CIC Good Reason” means the Employee’s termination of employment with SAR if the Employee shows that any of the following has occurred: (i) a material adverse change in the Employee’s title, duties, position, responsibilities or compensation; (ii) the assignment of duties materially inconsistent with the Employee’s duties as of immediately prior to a Change in Control; (iii) a material change in the Employee’s principal place of employment such that the Employee’s commuting distance as of immediately prior to a Change in Control increases by more than twenty-five (25) miles; (iv) a material breach of this Agreement by SRA; or (v) failure by SRA to obtain written assumption of this Agreement by a purchaser or successor following a Change in Control. The Employee must give SRA written notice of any CIC Good Reason termination of employment. Such notice must be given within thirty (30) days following his knowledge of the first occurrence of a CIC Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Employee is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The CIC Good Reason termination shall not be effective if, within ninety (90) days of SRA’s receipt of such notice, SRA remedies the circumstance(s) giving rise to the notice, or if the Employee’s Termination Date does not occur within thirty (30) days after the end of the ninety (90)-day period provided to SRA to remedy the circumstances giving rise to the notice.”

2. A new Section 5(g) is hereby added as follows:

“(g) In the event that that any payment that is either received by the Employee or paid by SRA on the Employee’s behalf or any property, or any other benefit provided to the Employee under this Agreement or under any other plan, arrangement or agreement with SRA or any other person whose payments or benefits are treated as contingent on a change of ownership or control of SRA (or in the ownership of a substantial portion of the assets of SRA) or any person affiliated with SRA or such person (but only if such payment or other benefit is in connection with the Employee’s employment by SRA) (collectively, the “Company Payments”) would be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), then the Employee will be entitled to receive either (A) the full amount of the Company Payments, or (B) a portion of the Company Payments having a value equal to $1 less than three (3) times the Employee’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code) (the “Safe Harbor Amount”), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest portion of the Company Payments. Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (A) any cash severance payable by reference to the Employee’s base salary or annual bonus; (B) any other cash amount payable to the Employee; (C) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity award. Any determination required under this Section 5(g) shall be made in writing by the independent public accountants of SRA, whose determination shall be conclusive and binding for all purposes upon SRA and the Employee. For purposes of making any calculation required by this Section 5(g), such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.”

3. A new Section 5(f) is hereby added as follows:

“For purposes of Section 5(f), “Target Bonus” means the greater of the Employee’s target annual bonus in effect immediately prior to (a) the Change in Control and (b) the Employee’s Termination Date.”

4. The following is added to the end of Section 11:

“Notwithstanding anything to the contrary contained herein, to the extent the Employee would otherwise be entitled to a payment pursuant to Section 5(f) during the six months beginning on the date of his termination of employment (the “ Date of Termination”) that would be subject to the additional tax imposed under Section 409A of the Code if it were made during such period pursuant to Section 409A(a)(2)(B), (i) the payment will not be made to the Employee and instead will be made, at the election of the Company, either to a trust in compliance with Rev. Proc. 92-64 or an escrow account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Company and its affiliates) and (ii) the payment, together with interest thereon at the rate of “prime” plus 1%, will be paid to the Employee on the earlier of the six-month anniversary of Date of Termination or the Employee’s death or disability (within the meaning of Section 409A of the Code). The Company will establish the trust or escrow account, as applicable, no later than ten days after the Employee’s Date of Termination. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.”

5.	Except as otherwise provided herein, the Agreement shall continue in accordance with its current terms and conditions.

WHEREAS, the parties have set their hands and seals as follows:

/s/ Richard J. Nadeau	March 24, 2011
Richard J. Nadeau	Date

SRA INTERNATIONAL, INC.

/s/ Stanton D. Sloane	March 23, 2011
By:	Date
Stanton D. Sloane
President and Chief Executive Officer